UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 8, 2010

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 8, 2010, the Management and Compensation Committee (the “Committee”) of the Board of Directors of TETRA Technologies, Inc. (the “Company”) adopted the TETRA Technologies, Inc. Cash Incentive Compensation Plan (the “CIC Plan”). The CIC Plan is an incentive plan that permits both annual and long-term cash awards to designated officers, managers, other key employees and consultants of the Company and its affiliates. The cash bonuses to participants under the CIC Plan will be based upon performance measures including  the overall performance of the Company, the performance of certain subsidiaries, divisions or business or geographical units, and the individual performance of the participant.

The CIC Plan will be administered by the Committee with respect to those participants whose compensation is otherwise established by the Committee on an annual basis, who are referred to in the CIC Plan as senior managers. The Company’s Chief Executive Officer will administer the CIC Plan with respect to all other participants and will be responsible for the day-to-day management of the CIC Plan. The term “Administrator” refers to the Committee or the Chief Executive Officer, depending upon whether the administrative actions relate to senior managers or other participants. The Committee has final authority for all decisions concerning the performance measures and goals of all senior managers, and the Chief Executive Officer will be responsible for establishing the performance measures and goals of all other participants. The Administrator has the authority to establish and interpret rules for the CIC Plan, to designate participants, and to take other actions necessary or appropriate for the administration of the CIC Plan. The Committee shall have the sole authority to approve the aggregate amount of any award payments for all participants which may be paid pursuant to the CIC Plan for any performance period.

Officers, managers, other key employees and consultants of the Company and its affiliates are eligible to participate in the CIC Plan. The Committee shall designate the senior managers who shall participate in the CIC Plan while the Chief Executive Officer will designate all other participants. Non-employee directors of the Company are not eligible to participate in the CIC Plan.

Performance periods under the CIC Plan shall include one or more periods of at least one fiscal year, which is referred to as a plan year, in duration. Awards under the CIC Plan shall either be (i) annual incentive awards, which will have a performance period of one plan year, or (ii) long-term incentive awards, which will have a performance period established by the Administrator extending beyond one plan year.

For each performance period, the Committee will determine the applicable performance period and performance measures, and it will also establish the performance goals and the weightings of the performance goals for senior managers. The Chief Executive Officer will have the responsibility to select the performance measures and establish the performance goals and weightings for all other participants. The performance measures and performance goals for annual incentive awards will be established on or before March 31 of the respective plan year. The performance measures and performance goals for long-term incentive awards will be established on or before May 31 of the first plan year in the respective performance period.

The financial and non-financial performance goals shall be evaluated against the performance of the Company on a consolidated basis and/or designated subsidiaries, divisions or business or geographical units for the performance period. The individual performance component of an award shall be evaluated against the performance goals established for such participant for the performance period and will include an overall assessment of the individual’s contributions. The determination of whether a participant has achieved his or her personal performance goals shall be within the sole discretion of the participant’s supervisor, subject to the approval of the Chief Executive Officer or, in the case of the Chief Executive Officer and other senior managers, the sole discretion of the Committee. The amount of any payment to be received under any award shall be within the sole discretion of the Committee, in the case of the Chief Executive Officer and other senior managers, and the sole discretion of the Chief Executive Officer with respect to all other participants. No participant shall be automatically entitled to an award payment under any award. The Administrator shall have the discretion to increase, decrease or eliminate the amount of any payment otherwise payable under any award.

Financial and non-financial performance measures may be based on one or more criteria including, without limitation: earnings per share; increase in price per share; increase in revenues; increase in cash flow; return on assets; return on investments; return on equity; return on net capital employed; economic value added; gross margin; net income; earnings before interest, taxes, depreciation, depletion and amortization; earnings before interest and taxes; profit before taxes; operating income; total stockholder return; debt reduction; health/safety/ environmental performance; other financial and non-financial measures determined by the Administrator; and any of the foregoing determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Administrator including, but not limited to, the Standard & Poor’s 500 Stock Index, the Oil Service Index or components thereof or a group of comparable companies. The individual performance goals will be based on the participant’s ability to impact the outcome of such performance goals and they will include an overall assessment of the participant’s contributions. The financial and non-financial performance measures may be applied on a consolidated basis or to designated subsidiaries, divisions or business units. The performance measures and performance goals may vary between annual incentive awards and long-term incentive awards, and may change from performance period to performance period.

For the 2010 plan year, the financial and non-financial performance measures for the annual incentive awards are: (i) the Company’s consolidated diluted net income per common share; (ii) health, safety and environmental measures; (iii) divisional profit before taxes; (iv) profit before taxes for specified business and geographical units; (v) profit before tax margin for Compressco, Inc.; and (vi) the net number of compressor units placed into service by Compressco, Inc.

The performance measures and performance goals for the long-term incentive awards to be granted in 2010 have not been established but it is anticipated that they will be established on or before May 31, 2010, as required by the CIC Plan.

For each annual incentive award, a threshold, target and stretch performance goal will be established for each performance measure and the amount of the award payment that may be received by a participant on an individual basis under an annual incentive award will be based upon such performance goals. For each long-term incentive award, a threshold, target, stretch and over achievement performance goal will be established for each performance measure and the amount of the award payment that may be received by a participant will be based upon such performance goals.

In addition to awards that may be earned under the annual incentive awards on an individual basis up to the stretch award level, an over achievement bonus pool may be established for corporate and each major division. Participants receiving annual incentive awards will have the opportunity to participate in any such over achievement bonus pool. The funding of any such over achievement bonus pool will be based upon the achievement of a designated financial performance measure beyond the stretch award level that is assigned to the Chief Executive Officer, for corporate, and to the respective major division heads, for each such major division. If the actual results for the financial performance measure exceed the stretch level award, an over achievement bonus pool will be funded for corporate or the respective major division, as applicable. If over achievement occurs for corporate and/or one or more major divisions, separate over achievement bonus pools will be established. The amount of the over achievement bonus pool for corporate or the respective major division, as applicable, will be equal to the aggregate amount of the incremental bonus opportunities available to the participants in corporate or such major division, as applicable, based upon their respective eligibility levels. The maximum bonus amount that may be contributed on behalf of any participant to an over achievement bonus pool will not exceed two times the target award opportunity for such participant, less the stretch award opportunity for such participant that the participant will receive on an individual basis. The over achievement bonus pool shall be allocated among the participants in corporate or the respective major division at the discretion of management, subject to the approval of the Chief Executive Officer, except that any allocation of the over achievement bonus pool to the Chief Executive Officer or other senior managers shall be subject to the approval of the Committee. There is no maximum amount of the over achievement bonus pool that may be allocated to any participant, including any senior manager.

Awards will be paid in cash as soon as practical after the end of the performance period and the completion of the outside audit of the Company’s financial results. Awards will be paid no later than two and one-half months after the end of the performance period to which the awards relate. The Administrator has the ability to make adjustments to the financial results to take into consideration certain events such as changes in accounting principles, extraordinary items, adjustments related to asset write-downs, acquisitions and dispositions, and other specified adjustments.

If a participant’s employment or period of service is terminated for any reason other than death, disability or retirement prior to the payment of any award under the CIC Plan, such participant will not be eligible to receive payment under the award. However, upon the recommendation of management and with the approval of the Administrator, participants whose employment or period of service is terminated as a result of death, disability or retirement may be eligible to receive a pro-rated payment under an award if the applicable performance goals are achieved for the performance period. Unless the Committee determines otherwise, upon the effective date of any change in control, all potential awards payable under the CIC Plan will become payable on a pro rata basis at the target level of such award.

A participant’s rights and interests under the CIC Plan and any award may not be assigned or transferred except by will or the laws of descent and distribution. The granting of an award does not create any right to continued employment or service with the Company for any participant.

The Committee may amend or terminate the CIC Plan at any time. The Administrator’s determinations under the CIC Plan need not be uniform and may be made selectively among the participants.

For the annual incentive awards for fiscal year 2010 to the Company’s named executive officers as identified in its 2009 proxy statement, the individual award opportunities for Messrs. Brightman, Abell and Hertel will be based 60% on consolidated diluted net income per common share, 10% on health, safety and environmental measures, and 30% on personal objectives. For Mr. Longorio, his annual incentive award opportunities for fiscal year 2010 will be based 10% on consolidated diluted net income per common share, 50% on the pre-tax profitability of the Company’s fluids, production testing, and Compressco Latin America operations, 20% on health, safety and environmental measures, and 20% on personal objectives. Mr. Symens, who was identified as a named executive officer in the Company’s 2009 proxy statement, will not receive an annual incentive award. The annual incentive award opportunities for the 2010 fiscal year for the Company’s named executive officers participating in the CIC Plan, expressed as a percentage of base salary, are as follows:

Officer	Threshold Award Opportunity % of Base Salary	Target Award Opportunity % of Base Salary	Stretch Award Opportunity % of Base Salary
Stuart M. Brightman,	15%	75%	120%
President & CEO
Joseph M. Abell III,	11%	55%	88%
Sr. Vice President & CFO
Philip N. Longorio,	11%	55%	88%
Sr. Vice President
Geoffrey M. Hertel,	11%	50%	88%
Former President and CEO

The foregoing description of the CIC Plan does not purport to be complete and is qualified in its entirety by reference to the CIC Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	TETRA Technologies, Inc. Cash Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.
By:	/s/Stuart M. Brightman
Stuart M. Brightman
President & Chief Executive Officer
Date: March 12, 2010

EXHIBIT INDEX

Exhibit Number	Description
10.1	TETRA Technologies, Inc. Cash Incentive Compensation Plan